UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 11, 2014
Date of report (Date of earliest event reported)

SurModics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see General Instruction A.2):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On November 11, 2014, SurModics, Inc. (the “Company”) entered into an agreement (the “Agreement”) to purchase shares of its common stock from Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an accelerated share purchase program.  The Company is acquiring these shares pursuant to the Company’s previously announced share repurchase program, under which the Company is authorized to repurchase up to $30 million of its outstanding shares of common stock (the “Shares”).

Under the Agreement, the Company will purchase Shares from Wells Fargo for an aggregate purchase price of $20.0 million. Wells Fargo will make an initial delivery to the Company on November 12, 2014 of approximately 758,000 Shares, which represents a substantial majority of the total number of shares expected to be repurchased under the Agreement. The actual number of shares to be repurchased by the Company and delivered by Wells Fargo under the Agreement will generally be based on the volume-weighted average share price of the Shares during the term of the Agreement, less an agreed discount. Upon final settlement of the Agreement, the Company may be entitled to receive additional Shares from Wells Fargo or, under certain circumstances specified in the Agreement, the Company may be required to deliver Shares or remit a settlement amount in cash, at the Company’s option, to Wells Fargo. The Agreement is scheduled to expire in approximately eight (8) months and may be terminated early, or extended, upon the occurrence of certain events.  Shares repurchased under the Agreement will be retired immediately and will constitute authorized but unissued shares, as provided under Minnesota law.

The Agreement is subject to terms customary for similar arrangements, including terms providing for the effect of extraordinary corporate transactions and setting forth the circumstances under which the Agreement may be terminated early.

From time to time, Wells Fargo and/or its affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which they have received, or may receive, customary compensation, fees and expense reimbursement, including a secured line of credit pursuant to a Credit Agreement between the Company and Wells Fargo dated as of November 4, 2013, as amended.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are hereby incorporated by reference into this Item 2.03.

Item 7.01      Regulation FD Disclosure.

The Company issued a press release on November 12, 2014 concerning the Agreement and the related accelerated share purchase repurchase program.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit Number	Description

99.1	Press Release dated November 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date:	November 12, 2014	/s/ Andrew D. C. LaFrence
Andrew D. C. LaFrence
Vice President Finance and Chief Financial Officer